EXHIBIT 10.4

AMENDMENT TO CREDIT AGREEMENT

[L31 - L36]

                THIS AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is made and dated as of the 27th day of August, 2001 by and between UNITED CALIFORNIA BANK, a California banking corporation formerly known as Sanwa Bank California ("Bank") and SCHEID VINEYARDS CALIFORNIA INC., a California corporation (the "Borrower") and amends that certain Agricultural Credit Agreement (General Term Loan) dated as of October 6, 1994 (as amended, modified or waived from time to time, the "Agreement") between Vineyard Investors 1972 (the "Original Borrower") and the Bank.

RECITALS

                                A.                The Original Borrower and the Bank entered into the Agreement, pursuant to which the Bank agreed to extend certain credit accommodations to the Borrower.  The Original Borrower also executed in favor of the Bank that certain Deed of Trust (Non-Construction) & Assignment of Rents in favor of the Bank dated as of October 6, 1994, and recorded in the official records of Monterey County, California, as Instrument No. 78307, Reel No. 3173, Page No. 1338 (as amended, modified or waived from time to time, the "Deed of Trust") encumbering the real property described therein (the "Property").  All of the obligations of the Original Borrower under the foregoing documents were assumed by the Borrower pursuant to that certain Assumption Agreement dated as of October 15, 1997 among, the Bank, the Borrower, and the Original Borrower and recorded as Document No. 9767922 in the Official Records of Monterey County, California.  The Agreement and the Deed of Trust were modified pursuant to (i) an Amendment of Agricultural Credit Agreement and Deed of Trust dated November 1, 1994 and recorded as Instrument No. 78308 at Reel 3173, Page 1353 on November 17, 1994, (ii) an Amendment of Agricultural Credit Agreement and Modification of Deed of Trust dated June 22, 1995 and recorded as  Document No. 9767923 on November 17, 1997, (iii) an Amendment of Agricultural Credit Agreement and Modification of Deed of Trust dated as of October 15, 1997 and recorded as Document No. 9767924 on November 17, 1997, and (iv) an Amendment of Agricultural Credit Agreement and Modification of Deed of Trust dated April 24, 1998 and recorded as Document No. 9831647 on May 21, 1998..  All terms used herein which are not otherwise defined herein shall have the meanings given them in the Agreement.

                                B.                The Borrower has asked the Bank to extend the maturity of the indebtedness under the Agreement and to modify the principal amortization schedule.

                                C.                 Bank has agreed to do so on the terms and conditions contained in this Amendment.

                                NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that, upon the satisfaction of the conditions contained in Paragraph 2 below, the Agreement shall be amended as set forth below:

AGREEMENT

                                1.                Amendments.

                                                1(a)                Amendments to Definitions.  Section 1.01 of the Credit Agreement is modified to add or amend and restate, as the case may be, the following definitions:

                                "'Advance' shall mean a portion of the principal amount outstanding hereunder which bears interest at a specified interest rate as elected or deemed to be elected by Borrower pursuant to the terms of this Agreement."

                                "'Business Day' shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California."

                                "'Effective Date' shall have the meaning given such term in that certain Amendment To Credit Agreement dated as of August 27, 2001 between Bank and Borrower."

                                "'Effective Tangible Net Worth' with respect to any entity shall mean such entity's stated net worth plus Subordinated Debt but less all intangible assets of such entity (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees)."

                                "'Interest Period' shall mean a LIBOR Interest Period."

                                "'LIBOR Advance' shall have the meaning given such term in Section 2 hereof."

                                "'LIBOR Business Day" shall mean shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

                                "'LIBOR Interest Period' shall have the meaning given such term in Section 2 hereof."

                                "'LIBOR Rate' shall have the meaning given such term in Section 2 hereof."

                                "'Working Capital' shall mean current assets as determined in accordance with generally accepted accounting principles, less all amounts due from affiliates, officers or employees less current liabilities as determined in accordance with generally accepted accounting principles, including any negative cash balance."

                                1(b)                Amendment of Section 2.02.  Section 2.02 of the Agreement is amended to read in its entirety as follows:

                "2.02       Term Loan.  The Bank has loaned the Borrower a term loan (the "Term Loan"), the current principal amount of which is $4,450,000.00.  Interest on and principal of the Term Loan will be payable as set forth herein.

                                A.                  Purpose.  The Term Loan shall be used to refinance existing debt and for working capital of the Borrower.

                                B.                Term Loan Account.  The Bank shall maintain on its books a record of account in which the Bank shall make entries setting forth all payments made, the application of such payments to interest and principal, accrued but unpaid interest, if any, and the outstanding principal balance under the Term Loan (the "Term Loan Account").  Any statement of the Term Loan Account provided to Borrower shall be considered to be correct and conclusively binding on the Borrower unless the Bank is notified by the Borrower to the contrary within thirty (30) days after the Borrower's receipt of any such statement which is deemed to be incorrect.

C.                Repayment.  Unless sooner due in accordance with the terms of this Agreement, the Borrower hereby promises and agrees to make annual installments of principal commencing on May 31, 2002 and each anniversary thereof (up to and including the Expiration Date) in the amount of $178,000.00 for each such installment.  Once any amount is repaid hereunder, whether voluntarily or by acceleration or otherwise, such amount may not be reborrowed.  Borrower shall pay to Bank the principal amount outstanding hereunder, together with all accrued but unpaid interest thereon, on June 5, 2008 (the "Expiration Date").

                                D.                Interest.  Interest on the Term Loan shall accrue at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to this Agreement:

                                (i)                Variable Rate Advances:  A variable rate per annum equivalent to the Reference Rate (the "Variable Rate").  Interest shall be adjusted concurrently with any change in the Reference Rate.  An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                                (ii)                LIBOR Advances:  A fixed rate quoted by the Bank for 1, 2, 3, 6, or 12 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the "LIBOR Interest Period") for advances in the minimum amount of $500,000.00.  Such interest rate shall be the rate per annum determined by the Bank to be the rate as of approximately 11:00 a.m. (London time) on the date that is two (2) LIBOR Business Days prior to the beginning of the relevant Interest Period quoted as the British Bankers Association Interest Settlement Rate for deposits in dollars (as set forth in any service selected by the Bank which has been nominated by the British Bankers’ Association as an authorized information vendor for purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate shall be the interest rate per annum determined by the Bank to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by any affiliate of the Bank at approximately 11:00 a.m. (London time) on the date that is two (2) LIBOR Business Days prior to the beginning of such Interest Period, in either case plus 2.10%, adjusted for any and all assessments, surcharges and reserve requirements and rounded upward, if necessary, to the next higher 1/16 of one percent (the "LIBOR Rate").  An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance."  There may be no more than four (4) Interest Periods in effect at any one time for LIBOR Advances.

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The Borrower hereby promises and agrees to pay interest quarterly in arrears on all Variable Rate Advances and LIBOR Advances on the March 31, June 30, September 30, and December 31 of each year.

If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

                                E.  Notice of Election to Adjust Interest Rate:  The Borrower may elect:

                                (i)                That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two (2) LIBOR Business Days prior to the day (which shall be a Business Day) on which Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

                                (ii)                That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice to continue to accrue at the LIBOR Rate shall be received by the Bank no later than two (2) LIBOR Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance.  If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance.

                                                F.                Prepayment.  The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that:  (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto.  If the whole or any part of any LIBOR Advance or is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (including loss of future interest income) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) reasonably deemed sustained by the Bank as a consequence of such prepayment.  The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the applicable Interest Period.

                                                G.                Indemnification for LIBOR Costs.  During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate.

                                                H.                Conversion from LIBOR Rate to Variable Rate. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at the LIBOR Rate, shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

I.               Late Payment.  If any payment of principal or interest, or any portion thereof, , under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable."

                                1(c)                Amendment of Section 6.06.  Section 6.06 is amended to read as follows:

                                "6.06                Reporting Requirements.  Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                                                A.                Annual Statements.  Not later than 105 days after the end of each of its fiscal years, a copy of the annual audited consolidated financial report of Scheid Vineyards Inc., which report shall be prepared by a firm of certified public accountants reasonably acceptable to Bank.

                                                B.                Quarterly Statements.  Not later than 45 days after the end of each fiscal quarter, Scheid Vineyards Inc.'s consolidated financial statement as of the end of such period.

                                                C.                SEC Filings.  Promptly upon filing, copies of any 10Q, 10K or other public filing made by Scheid Vineyards Inc. with the Securities and Exchange Commission.

                                                D.                Other Information.  Promptly upon the Bank's request, such other information pertaining to the Borrower or any Guarantor as the Bank may reasonably request."

                                1(d)                Amendment of Section 6.14.  Section 6.14 is amended to read as follows:

                                "6.14                Financial Condition.  Cause Scheid Vineyards Inc. to maintain on a consolidated basis:

                                                A.                Net Worth.  A minimum Effective Tangible Net Worth of at least $25,000,000.00 plus 100% of its cumulative net income from and after March 31, 2001, measured as of the end of each fiscal quarter.

                                                B.                Working Capital.  A minimum Working Capital, measured as of the end of each fiscal year, of at least $5,000,000.00.

                                                C.                Debt Service Coverage Ratio.  A ratio, measured as of the end of each fiscal year, of (i) the sum of net income after tax and exclusive of extraordinary gains, plus depreciation, amortization and interest expense minus dividends and distributions to (ii) current portion of long term debt plus interest expense of at least 1.25 to 1:00."

                                1(e)                Amendment of Section 6.18.  The amount "$50,000.00" in Section 6.18 is replaced with the amount "$100,000.00."

1(f)            New Section 6.09.  The following is added as Section 6.09 of the Agreement:

                                                "6.09                Indebtedness.  The Borrower shall not create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to the Bank, (ii) Indebtedness to trade creditors in the ordinary course of business, and (iii)   other Indebtedness (which may be secured) in an amount created, incurred or assumed in any fiscal year in an amount which does not exceed $500,000.00."

                                1(g)                Address for Notice.  The address for notice of the Borrower is hereby amended to the following:  Scheid Vineyards California Inc., 305 Hilltown Road, Salinas, CA  93908, Attention:  Heidi M. Scheid, Senior Vice President, Tel. (831) 455-9990, Fax (831) 455-9998.

                                1(h)                Dispute Resolution.  Section 9.03 of the Agreement is hereby deleted from the Agreement in its entirety, and any provision of like import in the Loan Documents relating to dispute resolution is similarly deleted in its entirety.

2.                Conditions to Effectiveness of Amendment.  This Amendment shall not be effective until the date (the "Effective Date") upon which all of the following conditions precedent have been satisfied:

                (i)  the Borrower and Bank shall have duly executed and delivered this Amendment and such other documents as Bank may require with respect to the transactions described in this Amendment (including, without limitation, UCC-1 Financing Statements and supplemental deeds of trust);

                (ii)  Bank shall have received such board resolutions, incumbency certificates opinions of Borrower's counsel and such other additional documentation in form and substance satisfactory to Bank as it may request in connection herewith;

                (iii)  all representations and warranties hereunder and under the Agreement shall be true and correct and no Event of Default or event, which with the passage of time, giving of notice or both, would constitute an Event of Default, shall have occurred; and

                (iv)  The Bank shall have received such endorsements to the title policy issued with respect to the Deed of Trust as it shall require, together with appraisals and flood certifications relating to the real property encumbered thereby;

3.                Representations and Warranties of the Borrower.  As an inducement to Bank to enter into this Amendment, the Borrower represents and warrants to Bank that:

3(a)           No Change.  Since the date of the financial statements most recently delivered to Bank pursuant to the Agreement, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower.  Since such date, the Borrower has not entered into, incurred or assumed any long-term debt, mortgages, material leases or material oral or written commitments not disclosed to Bank prior to the date of this Amendment.

3(b)                Corporate Existence; Compliance with Law.  The Borrower (1) is duly organized, validly existing and in good standing as a corporation under the laws of the state of its incorporation and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on it or its property and/or business or on the ability of the Borrower to pay or perform the Obligations, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance in all material respects with applicable laws and contractual obligations.

3(c)                Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority and the legal right to execute, deliver and perform this Amendment, as amended hereby, to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment and the Agreement.  This Amendment has been duly executed and delivered on behalf of the Borrower and constitutes legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

3(d)           No Legal Bar.  The execution, delivery and performance of this Amendment will not violate any applicable law or any contractual obligations of the Borrower or create or result in the creation of any Lien on any assets of the Borrower.

4.                Miscellaneous Provisions.

4(a)           Entire Agreement.  This Amendment and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

4(b)           Survival.  All representations, warranties, covenants and agreements herein contained on the part of the Borrower shall survive the termination of this Amendment and the Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

4(c)                Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to choice of law rules.

4(d)                Counterparts.  This Amendment may be executed in any number of counterparts, all of which together shall constitute one agreement.

4(e)                Expenses.  The Borrower agrees to pay to Bank, on demand, all reasonable out-of-pocket expenses (including fees and disbursements of counsel, including reasonable allocated cost of inside counsel) of Bank incident to the preparation, negotiation, and closing of this Amendment and the syndication and participation of the Agreement, as modified hereby.

5.                Reaffirmation of Loan Documents.  The Borrower affirms and agrees that the execution and delivery by the Borrower of and the performance of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the Obligations of the Borrower or the rights of the Bank under the Agreement or any other document or instrument made or given by the Borrower in connection therewith, and specifically reaffirms and remakes all the covenants, representations, warranties and reaffirms the security interests granted thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

SCHEID VINEYARDS CALIFORNIA INC.,
a California corporation, as the Borrower

By	/s/ Heidi M. Scheid
Heidi M. Scheid, Senior Vice President

UNITED CALIFORNIA BANK, a California banking corporation formerly known as Sanwa Bank California, as Bank

By:	/s/ John F. King
Title:	John F. King, AVP